SECOND Amendment to EMPLOYMENT AGREEMENT
THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), effective as of the 1st day of January, 2011 (the “Effective Date), is entered into by and among Thomas Properties Group, Inc., a Delaware corporation (“TPG”), Thomas Properties Group, LP., a Maryland limited partnership (the “Operating Partnership”) (TPG and the Operating Partnership are collectively referred to herein as the “Company”) and Paul S. Rutter (the “Executive”).
WHEREAS, the Company and Executive entered into an Employment Agreement dated as of September 1, 2008 and a First Amendment to Employment Agreement, dated December 1, 2008 (collectively, the “Employment Agreement”). All capitalized terms not defined herein shall have the meanings given to them in the Employment Agreement.
WHEREAS, the Company and the Executive desire to amend the Employment Agreement to reflect the promotion of Executive to Co-Chief Operating Officer, to amend the description of his duties and compensation and to extend the Employment Period for two (2) years.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Employment Period.

(a)Subject to the provisions for earlier termination provided in the Employment Agreement, the Executive's employment under the Employment Agreement, as amended, shall be for a term (the “Employment Period”) ending on August 31, 2013 (the “Initial Termination Date”); provided, however, that this Agreement shall be automatically extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date, unless either the Executive or the Company elects not to so extend the term of the Agreement by notifying the other party, in writing, of such election not leass than sixty (60) days prior to the last day of the term as then in effect.

2.Terms of Employment.

(a)Section 2(a)(i) of the Employment Agreement (“Position and Duties”) is hereby amended to read as follows:

(i)“From and after June 1, 2010, the Executive has served and shall continue to serve as Co-Chief Operating Officer and General Counsel of TPG and the Operating Partnership and shall perform such employment duties as are usual and customary for such positions. Executive shall report directly to the Chief Executive Officer and President of TPG. At the Company's request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing. Further, the Company may, in its discretion, elect to change the Executive's title and position to Executive Vice President/General Counsel whose duties will be to serve as General Counsel for the Company. In the event that the Executive, during the Employment Period, serves in any one or more of additional capacities, the Executive's compensation shall not be increased beyond that specified in Section 2(b) of the Employment Agreement. In addition, in the event the Executive's service in one or more of such additional capacities is subsequently terminated, the Executive's compensation, as specified in Section 2(b) of this Agreement, shall not be diminished or reduced in any manner as a result of such termination for so long as the Executive otherwise remains employed under the terms of this Agreement. If the Executive's title and position is changed to Executive Vice President/General Counsel as provided above, then the Compensation Committee may, in its discretion, commencing in the calendar year following such change in position, reduce Executive's Base Salary to an amount equal to the greater of (i) $375,000 per annum or (ii) the highest Base Salary then being paid by the Company to another Executive Vice President (except only an Executive Vice President in charge of Capital Markets).”

(b)Sections 2 (i) and (ii) of the Employment Agreement (“Base Salary” and “Annual Bonus”) are hereby amended to read as follows:

(i)Base Salary. Commencing on January 1, 2011, the Executive shall receive a base salary (the “Base Salary”) of $400,000 per annum, as the same may be increased thereafter (or thereafter decreased, but not below the initial Base Salary). The Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase (or decrease, not below the initial Base Salary) in the Company's sole discretion, as determined by the Company's Compensation Committee. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so adjusted.

(ii)Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, an annual cash performance bonus (an “Annual Bonus”). The amount of the Annual Bonus and the target performance goals applicable to the Annual Bonus shall be determined in accordance with the terms and conditions of said bonus plan as in effect from time to time; provided that the target Annual Bonus from and after January 1, 2011 shall be 125% of Base Salary, with a maximum Annual Bonus equal to 187.5% of Base Salary for extraordinary performance. In the event the Company elects to change the Executive's title and position to Executive Vice President/General Counsel with General Counsel responsibilities, the target bonus will be 150% of Base Salary with 100% of Base Salary as a target bonus and the additional 50% for extraordinary performance. The amount of such Annual Bonus shall be determined in accordance with the terms and conditions of said Bonus Plan in effect from time-to-time. The terms and conditions of such Bonus Plan shall be determined by the Company's Compensation Committee of the Board in its sole discretion.

(iii)Incentive Award. Employee shall be eligible to participate in employer's Equity Incentive Plan and Phantom Stock Plan as determined in the discretion of the Compensation Committee.
3.Miscellaneous.

(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)Severability. The invalidity or unenforceability of any provision of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment. In the event any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency and compliance with such applicable law.

(c)Entire Agreement. This Amendment is integrated with and forms a part of the Employment Agreement, and except as expressly amended hereby, the Employment Agreement remains in full force and effect without modification.

(d)Counterparts. This Amendment may be executed simultaneously in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

THOMAS PROPERTIES GROUP, INC.
a Delaware Corporation
By:	/s/ James A. Thomas
James A. Thomas
Its:	Chief Executive Officer

THOMAS PROPERTIES GROUP, LP.,
a Maryland limited partnership

By:	THOMAS PROPERTIES GROUP, INC.
a Delaware Corportaion
General Partner
By:	/s/ James A. Thomas
James A. Thomas
Its:	Chief Executive Officer

EXECUTIVE
/s/ Paul S. Rutter
Paul S. Rutter